Exhibit 99.1

FOR IMMEDIATE RELEASE	SEPTEMBER 13, 2004

Media Relations Contact:	Investor Relations Contact:
Kevin Brett	Robert Pursel
408-433-7150	408-954-3115
kbrett@lsil.com	rpursel@lsil.com

CC04-114

LSI LOGIC UPDATES THIRD QUARTER OUTLOOK

Revenue Growth Expected to Resume in Q4

MILPITAS, CA – LSI Logic Corporation (NYSE: LSI) today updated its 2004-third quarter projections for revenue, earnings per share and gross margin, prompted by customer reassessment of end-demand for the second half of the year, resulting in a broad-based Q3 inventory correction in the supply chain.

LSI Logic expects to report revenues in the range of $370 million to $400 million. The company previously forecasted third quarter revenues in the range of $435 million to $465 million.

LSI Logic anticipates a third quarter GAAP* net loss in the range of 14-17 cents per diluted share. The company previously projected third quarter GAAP results in the range of breakeven to a net loss of 3 cents per diluted share.

*	Generally Accepted Accounting Principles

**	Special items are comprised of approximately 5 cents of acquisition-related amortization, and approximately 5 cents of restructuring and other special items, which in total are expected to represent approximately 10 cents per diluted share for the 2004-third quarter.

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LSI Logic Updates Third Quarter 2004 Guidance	Page 2 of 3
September 13, 2004

The company expects a third quarter net loss, excluding special items**, in the range of 4-7 cents per diluted share. The company previously forecasted third quarter net income, excluding special items, in the range of 3-6 cents per diluted share.

LSI Logic anticipates that its third quarter gross margin will be approximately 42-44 percent, compared to the previous guidance of 44-46 percent.

“We have seen a broad-based build of inventory in the supply chain starting in the second quarter, which impacted each of our semiconductor business units in the third quarter,” said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. “As the inventory is worked down, we anticipate positive revenue growth in the fourth quarter.

“Long term, we have built technology leadership positions in DVD recorder, high definition video, Fibre Channel, SAS, SATA, RAID controllers and other applications. Design wins and product shipments of our RapidChip® Platform ASIC continue to increase, leading to volume production in 2005.”

LSI Logic will not hold a conference call today about this news release. The company will report its 2004-third quarter financial results, provide its fourth quarter business outlook and hold its quarterly conference call on Wednesday, October 27, 2004.

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LSI Logic Updates Third Quarter 2004 Guidance	Page 3 of 3
September 13, 2004

Notwithstanding this news release, it continues to be the company’s policy to not comment on financial analyst estimates or to provide periodic financial guidance updates.

Safe Harbor for Forward Looking Statements: This news release includes preliminary financial estimates and forward-looking statements, which include the following: the company’s updated estimates of revenues, earnings per share and gross margin for the third quarter of 2004; the ability of LSI Logic’s customers to work down inventory; forecasts of the resumption of revenue growth in the fourth quarter; anticipation of steady growth in design wins for the RapidChip Platform ASIC product leading to higher volume production in 2005. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI Logic’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: receipt of additional information impacting the company’s third quarter results; further analysis of revenues and expenses for the third quarter; further information impacting the fourth quarter revenues and expenses of LSI Logic; the strength of the global semiconductor industry and the timing and volumes of customer demand. For additional information, readers are referred to the risk factors contained in the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K.

About LSI Logic
 LSI Logic Corporation (NYSE: LSI) focuses on the design and production of high-performance semiconductors for Consumer, Communications and Storage applications that access, interconnect and store data, voice and video. LSI Logic engineers incorporate reusable, industry-standard intellectual property building blocks that serve as the heart of leading-edge systems. LSI Logic serves its global OEM, channel and distribution customers with Platform ASICs, standard-cell ASICs, standard products, host bus adapters, RAID controllers and software. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com

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Editor’s Notes:

1.	All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsilogic.com.

2.	The LSI Logic logo design is a registered trademark of LSI Logic Corporation.

3.	All other brand or product names may be trademarks or registered trademarks of their respective companies.